Exhibit (p)

FORM OF SUBSCRIPTION AGREEMENT

Board of Directors
OFS Credit Company, Inc.
10 S. Wacker Drive, Suite 2500
Chicago, IL 60606

[                    ], 2018

Ladies and Gentlemen:

In connection with a proposed purchase from OFS Credit Company, Inc. (the “Company”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), the undersigned (the “Investor”) hereby confirms, certifies and agrees as follows:

I.    Irrevocable Subscription for Shares

A.    The Investor irrevocably subscribes for and agrees to purchase from the Company 5,000 shares of the Company’s common stock (the “Shares”) at $20 per share for an aggregate purchase price of $100,000. The Investor agrees to and understands the terms and conditions upon which the Shares are being offered.

B.     The Investor understands and agrees that the Company reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company. In the event of rejection of the entire subscription, the Investor’s Subscription Amount will be returned promptly to the Investor along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

II.    Payment by the Investor and Issuance of Shares

Concurrently with the signing of this Agreement, the Investor will pay the Subscription Amount, representing payment in full for the Shares by the Investor pursuant to this Subscription Agreement, and the Company will issue the Shares to and in the name of the Investor in the account designated by the Investor.

III.    Representations and Covenants of the Investor

The Investor understands that the Shares are being sold in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D thereunder for transactions involving limited offers and sales, and the Investor makes the following representations, declarations and warranties:

A.    The Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as noted on Attachment A entitled “Eligibility Representations of the Investor”

following the signature page to this Subscription Agreement. The Investor fully understands that the Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be sold except in accordance with the Securities Act (a) pursuant to a registration statement that has been declared effective under the Securities Act; or (b) pursuant to an available exemption from the registration requirements of the Securities Act. The Investor understands that the registrar and transfer agent for the Shares will not be required to accept for registration or transfer any Shares acquired by the Investor except upon presentation of evidence, satisfactory to the Company and the transfer agent, that the proposed transfer complies with the foregoing. The Investor further understands that any certificates representing Shares acquired by the Investor will bear a legend reflecting the substance of this paragraph.

B.    The Investor has consulted with, as deemed appropriate, his or her attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Investor. The Investor acknowledges that in making a decision to subscribe for the Shares the Investor has relied solely upon the independent investigations made by the Investor. The Investor is aware and acknowledges that the Company has been recently formed and has no operating history. The Investor’s investment in the Shares is consistent with the investment purposes and objectives and cash flow requirements of the Investor and will not adversely affect the Investor’s overall need for diversification and liquidity.

C.    The Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares. The Investor represents and agrees that prior to the Investor’s agreement to purchase the Shares, the Investor and the Investor’s advisor or advisors, if any, have asked such questions, received such answers and obtained such information as the Investor deemed relevant to making an investment in the Shares. The Investor became aware of the offering of the Shares solely by means of direct contact between the Investor and the Company on an unsolicited basis. The Investor did not become aware of, nor were the Shares offered to the Investor by, any other means including, in each case, by any form of general solicitation or general advertising. In making the decision to purchase the Shares, the Investor relied solely on information obtained by the Investor directly from the Company as a result of any inquiries by the Investor.

D.    The Investor has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Shares and is able to bear such risks and has obtained, in the Investor’s judgment, sufficient information from the Company or its authorized representative to evaluate the merits and risks of such investment. The Investor has evaluated the risks of investing in the Shares and has determined that the Shares are a suitable investment for the Investor.

E.    The Investor is acquiring the Shares subscribed for herein for its own account and not for the account of others, for investment purposes only and not with a view to distribute or resell such Shares in whole or in part.

F.    The Investor agrees and is aware that no federal or state agency has passed upon the Shares or made any findings or determination as to the fairness of this investment.

G.    The Investor understands that there is no established market for the Shares and that no public market for the Shares may develop.

H.    The execution, delivery and performance by the Investor of this Subscription Agreement will not constitute or result in a breach of or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency or with any agreement or other undertaking to which the Investor is a party or by which the Investor is bound. The signature on this Subscription Agreement is genuine, and the Investor has legal competence and capacity to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable in accordance with its terms.

I.    The Investor represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf the Investor is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Investor”). The Investor further represents and warrants that the monies used to fund the investment in the Shares are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (1) under a U.S. embargo enforced by OFAC, (2) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (3) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” Pursuant to anti-money laundering laws and regulations, including rules issued by the Financial Crimes Enforcement Network under authority granted it by the U.S. Department of the Treasury, the Company may be required to respond to certain requests related to the Company’s or the Investor’s ownership, and the Investor agrees to reasonably cooperate with such requests to the extent applicable. The Investor consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its affiliates and agents of such information about the Investor as the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Investor acknowledges that if, following its investment in the Company, the Company reasonably believes that the Investor is a Prohibited Investor or is otherwise engaged in suspicious activity or refuses to provide promptly information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require the Investor to transfer the Shares. The Investor further acknowledges that the Investor will have no claim against the Company or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

J.    The Investor hereby (i) acknowledges that the Company and others will rely upon the Investor’s confirmations, acknowledgments, agreements and binding commitment to purchase Shares, (ii) agrees that the Company is entitled to rely upon this agreement and the terms, representations and warranties hereof; and (iii) authorizes the Company to produce this Agreement or a copy hereof to an interested party in any administrative or legal proceeding or official inquiry with respect to the matter covered hereby.

V.    General

A.    Indemnification. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Company and its directors, executive officers and each other person, if any, who control or are controlled by the Company, within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, from and against any and all loss, liability, claim, damage and expense whatsoever (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon (a) any false, misleading or incomplete representation, declaration or warranty or breach or failure by the Investor to comply with any covenant or agreement made by the Investor in this Subscription Agreement or (b) any action for securities law violations by the Investor arising out of the foregoing.

B.    Severability. If any provision of this Subscription Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof, shall be severable.

C.    Binding Effect. This Subscription Agreement shall be binding upon the Investor and the heirs, personal representatives, successors and assigns of the Investor.

D.    Transferability. Neither this Subscription Agreement nor any rights which may accrue to an Investor hereunder may be transferred or assigned.

E.    Acknowledgement. The Investor understands and acknowledges that the Investor is purchasing the Shares from the Company and not any other entity or individual. The Investor is aware and agrees that no entity or individual, other than the Company, made any representations, declarations or warranties to the Investor regarding the Company or its offering of the Shares. The Investor further acknowledges and agrees that no entity or individual, other than the Company, made any offer to sell, or solicited any offer to buy, any of the Shares that the Investor proposes to acquire from the Company hereunder.

F.    Choice of Law. Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

VI.    Additional Information and Subsequent Changes in the Foregoing Representations

The Company may request from the Investor such additional information as the Company may deem necessary to evaluate the eligibility of the Investor to acquire the Shares, and may request from time to time such information as the Company may deem necessary to determine the eligibility of the Investor to hold the Shares or to enable the Company to determine the Company’s compliance with applicable regulatory requirements or tax status, and the Investor shall provide such information as may reasonably be requested. The Investor agrees to notify the Company promptly if there is any change with respect to any of the information, representations or certifications herein or in Exhibit A hereto and to provide the Company with such further information as the Company may reasonably require.

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Very truly yours,

Date: ______________, 2018
Name

Accepted as of ___ day of _________, 2018:

OFS CREDIT COMPANY, INC.

By:
Name:
Title:

Attachment A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
The Investor represents and warrants that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and has checked the box or boxes below which are next to the category or categories under which the Investor qualifies as an accredited investor:
FOR INDIVIDUALS:

(A)
A natural person with individual net worth (or joint net worth with spouse) in excess of $1 million. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property and property owned by a spouse, but excluding the value of the primary residence of such natural person, over total liabilities. For this purpose, the amount of any mortgage or other indebtedness secured by an Investor’s primary residence should not be included as a “liability”, except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness.

(B)
A natural person with individual income (without including any income of the Investor’s spouse) in excess of $200,000, or joint income with spouse in excess of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

FOR ENTITIES:

A
An entity, including a grantor trust, in which all of the equity owners are accredited investors (for this purpose, a beneficiary of a trust is not an equity owner, but the grantor of a grantor trust may be an equity owner).

B
A bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity.

C	An insurance company as defined in Section 2(a)(13) of the 1933 Act.

D	A broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

E	An investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

F	A business development company (“BDC”) as defined in Section 2(a)(48) of the 1940 Act.

G	A Small Business Investment Company licensed by the Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

H	A private BDC as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

I
A corporation, an organization described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, Massachusetts or similar business trust, or partnership, in each case not formed for the specific purpose of acquiring Units, with total assets in excess of $5 million.

J
A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring Units, whose purchase is directed by a person with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Units.

K
An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the decision to invest in the Units is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

L
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.